EXHIBIT 11



                             COLUMBUS ENERGY CORP.
                Statement of Computation of Per Share Earnings
                                  (Unaudited)
                     (In Thousands Except Per Share Data)


                                                     Three Months Ended
                                           -------------------------------------
                                           February 28, 1998   February 28, 1997
                                           -----------------   -----------------

Diluted:
 Based on weighted average
 shares outstanding including
 the effect of common stock
 equivalents:

Weighted average shares
 outstanding:                                    4,258                4,361

Incremental shares attributable
 to dilutive stock options and
 warrants outstanding based on
 average market price during
 the period                                          4                  102
                                               -------               ------
   Total average common and
    common equivalent shares                     4,262                4,463
                                               =======               ======
      Net earnings (loss)                      $(1,457)              $1,143

Earnings per share                             $  (.34)              $  .26
                                               =======               ======




                                       28